Exhibit 8.1
Organizational Structure
     At December 31, 2009, we had the following principal subsidiary undertakings:

		Group
		Share	Registered Office &
Company	Nature of Business	%	Country of Incorporation
Athena Neurosciences, Inc.	Holding company	100	800 Gateway Blvd.,
			South San Francisco,
			CA, USA
Crimagua Ltd.	Holding company	100	Treasury Building,
			Lower Grand Canal
			Street, Dublin 2, Ireland
Elan Drug Delivery, Inc.	R&D	100	3000 Horizon Drive,
			King of Prussia, PA,
			USA
Elan Finance plc	Financial services company	100	Treasury Building,
			Lower Grand Canal
			Street, Dublin 2, Ireland
Elan Holdings, Inc.	Manufacture of pharmaceutical and	100	1300 Gould Drive,
	medical device products		Gainesville, GA, USA
Elan Holdings Ltd.	Holding company	100	Monksland, Athlone, Co.
			Westmeath, Ireland
Elan International Insurance Ltd.	Captive insurance company	100	Clarendon House,
			2 Church Street,
			Hamilton, Bermuda
Elan International Services Ltd.	Financial services company	100	Clarendon House,
			2 Church Street,
			Hamilton, Bermuda
Elan Pharma International Ltd.	R&D, manufacture, sale and	100	Monksland, Athlone, Co.
	distribution of pharmaceutical		Westmeath, Ireland
	products, management services and
	financial services
Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	800 Gateway Blvd.,
			South San Francisco,
			CA, USA
Elan Science One Ltd	Holding company	100	Monksland, Athlone, Co.
			Westmeath, Ireland
Keavy Finance plc	Dormant	100	Treasury Building,
			Lower Grand Canal
			Street, Dublin 2, Ireland